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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of February 1, 2004 (the "Commencement Date"), by and between CommVault Systems Inc., a Delaware corporation, with its principal office at 2 Crescent Place, Oceanport, NJ, 07757 (the "Company"), and
N. ROBERT HAMMER residing at 23 Bay Harbor Road, Tequesta, FL 33469
("Executive").

          WHEREAS, the Company desires to continue to employ Executive as Chairman, President and Chief Executive Officer of the Company, and

          WHEREAS, Executive desires to enter into this agreement (the "Agreement") as to the terms of his employment by the Company and his position with the Company.

          NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

          1. Term of Employment. Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a term commencing on the Commencement Date and ending on March 31, 2005 (the "Initial Term"). Subject to Section 7 hereof, the Initial Term shall be automatically extended for additional terms of successive one (1) year periods (the "Additional Term") unless the Company or Executive gives written notice to the other at least thirty (30) days prior to


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the expiration of the Initial Term or the then current Additional Term of the termination of Executive's employment hereunder at the end of such current term. (The Initial Term and any Additional Term(s) shall hereinafter be referred to as the "Employment Term".)

          2. Positions. (a) Executive shall continue to serve as the Chairman, President and Chief Executive Officer of the Company. If requested by the Board of Directors of the Company (the "Board"), the Executive shall also serve as an executive officer or director of subsidiaries and a director of associated companies of the Company without additional compensation and subject to any policy of the Compensation Committee of the Board (the "Compensation Committee") with regard to retention or turnover of the director's fees.

          (b) Executive shall report to the Board and shall have such duties and authority consistent with his then position as shall be assigned to him from time to time by the Board.

          (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder and use his best efforts in such endeavors; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company and in no event shall Executive serve on any such board unless approved in writing by the Board.


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          3. Base Salary. During the Employment Term, the Company shall pay
Executive a base salary at the annual rate of $300,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

          4. Incentive Compensation. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an annual bonus plan of the Company in accordance with, and subject to the terms of, such plan, that provides an annualized cash bonus opportunity with a target bonus potential equal to a percentage of Base Salary (the "Target Bonus").

          5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all retirement, savings, incentive compensation, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into with an executive).

          (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than three (3) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.


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          6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

          7. Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

               (i) the death of the Executive;

               (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 7(b) hereof;

               (iii) the termination of the Executive's employment by the Company without Cause or by the Company in accordance with Section 1 hereof;

               (iv) the termination of the Executive's employment by the Company for Cause pursuant to Section 7(c) hereof;

               (v) the retirement of the Executive by the Company at or after his sixty-fifth (65th) birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

          (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, the Company


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may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period. If Executive is eligible for disability payments prior to said termination under any disability plan sponsored by the Company, his Base Salary shall be reduced by the amount of such disability payments.

          (c) Cause. Subject to the notification provisions of Section 7(d) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the business, assets or employees of the Company; (ii) the refusal or willful failure of Executive to follow the proper written direction of the Board, provided that the foregoing refusal or willful failure shall not be "Cause" if Executive in good faith believes that such direction is illegal and promptly so notifies the Board; (iii) continuing refusal or willful failure by the Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to perform his duties hereunder; (iv) the Executive pleading nolo contendere or guilty to, or being convicted of, a felony (other than a traffic infraction); (v) the breach by Executive of any fiduciary duty owed by Executive to the Company; (vi) your abuse of alcohol or drugs (legal or


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illegal) that, in the Board's sole and absolute judgment, is deemed to materially impair your ability to perform your duties hereunder; or (vii) Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

          (d) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

          (e) Good Reason. For purposes of this agreement, for "Good Reason" means a termination of employment by Executive effected by written notice of termination given within sixty (60) days after the occurrence of any of the following events: (i) any material diminution of Executive's positions, duties, responsibilities or scope of duties or responsibilities; (ii) a material diminution in the total compensation (i.e. salary, bonus and benefits) provided by the Company to Executive; or (iii) a material relocation by the Company of Executive's principal office from the location of such office at the time of the Change in Control.


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          8. Consequences of Termination of Employment. (a) Death. If
Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement or otherwise except for: (i) any compensation earned but not yet paid, including without limitation, any declared but unpaid bonus for the prior fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6, which amounts shall be promptly paid in a lump sum to Executive's estate; and (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans and programs or equity plans of the Company, which shall be paid in accordance with such plans and programs.

          (b) Disability. If Executive's employment, pursuant to this Agreement, is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits). Executive shall thereafter be eligible for disability benefits and entitlements, if any, pursuant to the Company's Human Resource policies and employee benefit programs.

          (c) Termination by the Company without Cause or by Nonextension of Employment Term. If (i) Executive's employment with the Company is terminated by the Company without Cause or (ii) by the Company pursuant to Section 1 hereof (except as provided in Section 7(a)(v) hereof), the Company shall have no further obligations to the Executive under this Agreement or otherwise, except that, subject to


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Sections 8(e), 9, and 11 hereof, Executive shall be entitled to receive (A)
either equal bi-weekly payments or a lump sum payment, at the Company's discretion, of an amount equal to one-twenty sixth of Executive's then Base Salary, but off the employee payroll, for a period of twelve (12) months following the date of his termination, (B) within five (5) days after such termination (i) any unreimbursed business expenses payable pursuant to Section 6; and (ii) any Base Salary through the date of termination, and accrued vacation pay payable pursuant to the Company's policies; (C) any other amounts or benefits previously accrued on behalf of the Executive under the then applicable employee benefit plans, incentive plans or programs of the Company and paid in accordance with such plans and programs; any vested benefit pursuant to any Company equity plans and paid in accordance with such plans and programs;
(D) payment by the Company of the premiums for the Executive and his dependents health coverage for twelve (12) months under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (D) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements; and (E) notwithstanding anything to the contrary contained in (a) any option or similar agreement between Executive and the Company or (b) any stock option plan of the Company (including the Company's 1996 Stock Option Plan), in the event that a Change in Control shall occur, all Options held by Executive shall become immediately exercisable notwithstanding any vesting provision or service requirement previously applicable to the Option. In the event that a Change in Control occurs and Executive's employment is terminated by the Company other than For


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Cause (other than a termination resulting from a Disability) during the two year period immediately following the date of the Change in Control; or a Change in Control occurs and Executive terminates Executive's employment with the Company For Good Reason during the two year period following the date of the Change in Control, then the Executive shall be entitled under the terms specified to (i) the payment specified in Section 8(c)(A), except to include Executive's Target Bonus and except for a period of eighteen (18) months following the date of his termination payable in a lump sum cash amount within thirty (30) days of the effective date of termination; and, (ii) health insurance benefits specified in
Section 8(c)(D), except for a period of eighteen (18) months following the date of his termination. If there is a Change of Control after the Executive's termination, the amounts, if any, remaining to be paid pursuant to (A) above shall be paid in a lump sum within ten (10) days thereafter.

          (d) Termination with Cause or Voluntary Resignation or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause,
(ii) voluntarily by the Executive or (iii) by the Company pursuant to Section 7(a)(v) hereof, the Executive shall be entitled to receive only his Base Salary through the date of termination and any unreimbursed business expenses payable pursuant to Section 6. Any Executive's rights under any benefit plan of the Company or any equity plan of the Company following such termination of employment shall be determined in accordance with the provisions of the applicable benefit or equity plan.

          (e) Release. Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(c) (other than payments provided under Section 8(c)(B)), he will execute and deliver to the Company a release, promptly


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following his final day of employment with the Company, of all claims of any kind against the Company and its affiliates (including, without limitation, any civil rights claim) and their officers, directors and employees, in such form as reasonably requested by the Company.

          9. No Mitigation; Set-Off. In the event of any termination of employment under Section 7, Executive shall be under no obligation to seek other employment and, subject to Section 11 below, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder. The Company shall have no obligations to Executive upon a termination of employment except as provided in Section 8. If the Executive dies while receiving payments under Section 8(c), any remaining payments shall be paid to Executive's estate.

          10. Change in Control. "Change in Control" shall mean (i) the acquisition by any person, entity or group of persons or entities, other than the DLJ Entities and their affiliates (including investors in the DLJ Entities) directly or indirectly, acting in concert of securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, whether acquired in one transaction or a series of transactions, (ii) a merger, consolidation or similar transaction


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which results in the Company's shareholders immediately prior to such transaction not holding securities representing fifty percent (50%) or more of the total voting power of the outstanding securities of the surviving corporation or (iii) a sale of all or substantially all of the Company's assets (other than to an entity owned by the Company or under common ownership with the Company). Notwithstanding the foregoing, Change in Control shall not be deemed any change due to a public offering or any transfer of publicly traded securities.

          11. Confidential Information, Non-Competition and Non-Solicitation of the Company. (a) (i) Executive acknowledges that as a result of his employment by the Company, the Executive will obtain secret and confidential information as to the Company and its affiliates, create relationships with customers, suppliers and other persons dealing with the Company and its affiliates, and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationships and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

               (ii) Executive acknowledges that the (a) retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will


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develop a unique relationship with such persons as a result of being an executive of the Company and (b) retention of customers by the Company and its affiliates in which the Company and its affiliates have invested time and efforts and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such customers as an executive of the Company and will develop a unique relationship with such customers as a result of being an executive of the Company, therefore, in each case it is necessary for the Company and its affiliates to be protected from the Executive's Solicitation of such employees and customers as set forth below.

               (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 11.

          (b) Competition shall mean: (i) participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever, within the United States of America, in a business in competition with any business conducted by the Company provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

          (c) Solicitation shall mean: (i) recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their


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employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company or affiliate, or (ii) call upon any Person who or that is, on the Termination Date, or has been, within one year prior to the Termination Date, a customer of the Company or an affiliate or a subsidiary for the purpose of (A) soliciting or selling services in competition with services that the Company or an affiliate or a subsidiary offers or has under development on the Termination Date, or (B) causing any such customers to refrain from doing business with or patronizing the Company or an affiliate or a subsidiary..

          (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 11 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

          (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates,


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and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry (other than by acts by Executive in violation of this Agreement). The Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

          (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control.

          (g) During the Employment Term and for one (1) year following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause or non-extension of the Employment Term, Executive will not enter into Competition with the Company or its affiliates. Furthermore, in the event of any termination of Executive's employment for


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any reason whatsoever, whether by the Company or by the Executive and whether or not for Cause or non-extension of the Employment Term, the Executive for one (1) year thereafter will not violate paragraph (c) above.

          (h) In the event of a breach or potential breach or threatened breach of this Section 11, the Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 11 enforced. It is hereby acknowledged that the provisions of this Section 11 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 11 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

          (i) Furthermore, in the event of breach of this Section 11 by the Executive, the Company shall suffer substantial damages that may be difficult to measure. Accordingly, the parties agree that as liquidated damages, and not a penalty, in the event of breach of the Section 11 by Executive while he is receiving amounts under Section 8(c) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(c) hereof and that this provision shall not be an exclusive remedy.

          12. Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to his performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.


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          13. Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

          (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any policy of the Company with regard to severance payments and any prior agreements between the Company and Executive with regard to employment or severance. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

          (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to either an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquiror of all or substantially all of the assets of the Company


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provided such entity or acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquiror, as the case may be.

          (e) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, and devisees legatees and permitted assignees of the parties hereto.

          (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered by hand, provided there is documentation of delivery, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Vice President, General Counsel, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

          (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.


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          (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

          (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

For: CommVault Systems, Inc. (the "Company")

/s/ Louis F. Miceli                       2/1/04
-------------------------------------   ----------------------------------------
Louis F. Miceli                         Date
Vice President,
Chief Financial Officer

/s/ N. Robert Hammer                      2/1/04
-------------------------------------   ----------------------------------------
N. Robert Hammer                        Date


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